Exhibit (a)(1)(F)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
PARTICIPATING IN THE

STOCK OPTION EXCHANGE PROGRAM

CONFIRMING RECEIPT OF ELECTION FORM

Date:	[ ], 2010
To:	[Insert name of participating eligible employee]
From:	[Insert name], [Insert title]
Subject:	Confirmation of Receipt of Election Form

This message confirms that we have received your election submittal.  If your election form was properly completed, and all eligibility requirements are met, we will accept your eligible options elected for exchange, subject to the terms and conditions set forth in the Offer to Exchange, filed with the Securities and Exchange Commission on May 21, 2010 and delivered to you via email on May 21, 2010.

Unless you withdraw your tendered eligible options by providing us: (i) a properly completed new election form bearing a later date than your earlier election form; or (ii) a properly completed notice of withdrawal bearing a later date than any of your previous submitted election forms, before 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended), we will cancel all eligible options that you have properly surrendered for exchange.

If you have any questions, please contact Ronald Rowan, Chief Financial Officer and Treasurer by email at RRowan@MonarchCasino.com.